Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between ENHERENT CORP., a Delaware corporation (the “Company”), and PAMELA A. FREDETTE (the “Executive”) is to be effective as of the Effective Date (as defined below).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. TERM.

(a) The term of this Agreement (the “Term”) shall commence on February     , 2005 (the “Effective Date”) and, unless earlier terminated pursuant to Section 4 below and subject to Section 1(b) below, end at 11:59 PM, February     , 2008.

(b) The Term shall automatically be extended on a year-by-year basis, unless the Company shall give the Executive no less than six (6) months notice that the Term shall not be so renewed.

(c) Upon the Executive receiving notice of non-renewal of the Term, as described in Section 1(b) above, the Executive may resign for Good Reason (as defined in Section 4(c) below).

2. POSITION AND DUTIES

(a) During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position. As of the Effective Date, the Company shall cause the Executive to be appointed to the Board and elected Chairman of the Board. Thereafter, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term and shall use its best efforts to cause Executive to be elected the Chairman of the Board. Upon any termination of her employment with the Company, the Executive shall promptly resign from the Board. The Executive shall report solely to the Board.

(b) During the Term, the Executive shall devote her full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.

(c) The Executive shall be based at the Company’s principal headquarters in New York, New York, except for travel reasonably required for the performance of the Executive’s duties hereunder.

3. COMPENSATION

(a) BASE SALARY. During 2005, the Executive shall receive an annualized base salary (“Annual Base Salary”) of $325,000 payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall not be decreased and shall be reviewed by the Board for possible increase at least annually; provided, however, that the Annual Base Salary shall not be increased prior to January 1, 2006. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced below any such increased amount, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b) ANNUAL CASH BONUS. The Executive shall participate in the Company’s annual cash incentive compensation plan applicable to senior executive, as adopted and approved by the Board from time to time, with performance targets and other terms and conditions applicable to such compensation being determined by the Compensation Committee of the Board (the “Committee”). The Executive’s target bonus opportunity pursuant to such plan for any year (the “Target Bonus”) shall be 50% of the Annual Base Salary in effect at the beginning of such year, and the Executive’s maximum potential annual bonus pursuant to such plan for any year shall be             % [to be negotiated between Executive and Compensation Committee of merged Company] of the such Annual Base Salary. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives. Nothing contained herein shall prevent the Committee from paying an annual bonus in excess of the Maximum Amount. The Executive shall be paid her annual bonus no later than other senior executives of the Company are paid their annual bonuses.

(c) EQUITY BASED COMPENSATION. [To be negotiated between Executive and Compensation Committee of merged Company.]

No less than annually, the Compensation Committee of the Board will consider whether to make additional equity incentive awards to the Executive.

(d) OTHER BENEFITS. While the Executive is employed during the Term:

(i) The Executive shall be entitled to participate in all tax-qualified and nonqualified savings, employee stock ownership and retirement plans of the Company and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior executives of the Company.

(ii) The Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, as applicable to the senior executives of the Company, provided that the Executive (and/or the Executive’s eligible dependents, as the case may be), shall be eligible for coverage under the Company’s medical, prescription and dental plans and programs effective as of the Effective Date without regard to any waiting period that may otherwise apply under such plans and programs.

(iii) The Executive shall be entitled to no less than twenty (20) days paid time off and six (6) personal and sick days per calendar year, to be administered in accordance with the Company’s employee handbook.

(iv) The Company shall provide Executive with an allowance of no less than $750 per month for automobile expenses and related insurance expense.

(v) The Company shall reimburse the Executive for (or pay directly on the Executive’s behalf) reasonable professional fees and related expenses related to the negotiation and preparation of this Agreement, up to a maximum of $15,000, within fifteen (15) days following delivery to the Company by the Executive of an invoice detailing such fees and expenses.

(vi) The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of her duties hereunder during the Term.

4. TERMINATION OF EMPLOYMENT

(a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of three (3) consecutive months, the Company shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, Executive shall not have returned to the full-time performance of the Executive’s duties (the expiration of such thirty (30) day notice period, the “Disability Effective Date”).

(b) TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment during the Term for Cause or without Cause. “Cause” for termination by the Company of the Executive’s employment shall mean: (i) the willful and continued failure by the Executive to substantially perform her duties with the Company (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as defined below) by the Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the Executive’s conviction of or plea of guilty or nolo contendre to any felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(c) TERMINATION BY THE EXECUTIVE

(i) The Executive may terminate employment during the Term for Good Reason or without Good Reason. “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:

(A) the assignment to the Executive of any duties inconsistent with the Executive’s status as the President and Chief Executive Officer of the Company (including by reason of the Company becoming a subsidiary of another company) or an adverse alteration in the nature or status of the Executive’s title or responsibilities;

(B) a reduction by the Company in the Executive’s Annual Base Salary or Target Bonus or the failure to provide the Executive with participation in any stock option or other equity-based plan on a level commensurate with the Executive’s position with the Company;

(C) the relocation of the Executive’s principle place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the Effective Date, except for reasonably required travel on the Company’s business;

(D) any material breach by the Company of its obligations to the Executive under the terms of this Agreement; or

(E) notice to the Executive that the Company shall not renew this Agreement, per Section 1 above.

(ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within ninety (90) days of the Executive becoming aware of such act or omission that constitutes Good Reason and that sets forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective fifteen (15) days following the date when the Notice of Termination for Good Reason is given, unless the Company cures such act or omission before the expiration of such fifteen (15)-day period.

(iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company fifteen (15) days written notice of the termination.

(d) DATE OF TERMINATION. The “Date of Termination” means, as the case may be, the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

5. OBLIGATIONS OF THE COMPANY UPON TERMINATION

(a) TERMINATION OTHER THAN FOR CAUSE, DEATH OR DISABILITY; RESIGNATION FOR GOOD REASON. If the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates her employment for Good Reason, then:

(i) the Company shall pay to the Executive, not later than 30 days following the Date of Termination, any unpaid amounts of the Executive’s Annual Base Salary and annual bonus for periods prior to the Date of Termination (the “Accrued Amounts”);

(ii) the Company shall pay to the Executive, not later than 30 days following the Date of Termination, a lump sum payment equal to the sum of (i) the Annual Base Salary and (ii) the Target Bonus for the year in which the termination occurs, or, if greater, the Executive’s most recent bonus payment;

(iii) any then-outstanding option to purchase Company stock granted to the Executive shall become fully vested and exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than the applicable expiration date);

(iv) the restrictions shall lapse on any then-outstanding shares of restricted stock held by the Executive;

(v) the Company shall provide to the Executive (and/or the Executive’s eligible dependents, as the case may be), for a period of twelve (12) months following the Date of Termination, the various welfare benefits to which she (and/or her eligible dependents, as the case may be) was entitled immediately before the Date of Termination (on a basis no less favorable than that in effect immediately before the Date of Termination) and, following the expiration of such twelve (12)-month period, the rights and benefits to which she (and/or her eligible dependents, as the case may be) may be entitled under the provisions of Sections 601-608 of the Employee Retirement Income Security Act of 1974, as they may be amended from time to time (“COBRA”); and

(vi) the Company shall provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (the “Other Benefits”).

(b) DEATH AND DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), (i) the Accrued Amounts in a lump sum in cash within thirty (30) days after the Date of Termination, (ii) a pro rata bonus based on the Target Bonus at the time the Company normally pays such bonuses to its senior executives, and (iii) the Other Benefits. In addition, any then-outstanding option to purchase Company stock granted to the Executive shall become fully vested and exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than the applicable expiration date) and the restrictions shall lapse on any then-outstanding shares of restricted stock held by the Executive.

(c) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason, then (i) the Company shall pay to the Executive the Accrued Amounts in a lump sum within thirty (30) days after the Date of Termination; (ii) any restricted shares shall be forfeited and the Executive shall have no further rights with respect thereto; (iii) any option which is not then exercisable shall be immediately forfeited and canceled and any option which is then exercisable shall remain exercisable for a period of ninety (90) days; (iv) all other outstanding equity awards shall be treated according to the provisions of the Plan (if applicable) and any agreements under which such awards were granted; and (v) the Company shall also pay or provide the Other Benefits to the Executive.

(d) CHANGE IN CONTROL. [To be negotiated between the Executive and Compensation Committee of the merged company.]

6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. NO MITIGATION OR OFFSET. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8. CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process and except as needed to conduct the Executive’s duties for the Company.

(b) For a period of one (1) year after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries (provided that the Executive shall not be prohibited from employment with a division of such a direct competitor if such division is not in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries); (ii) solicit, entice, persuade or induce any person to leave the employment of the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position); or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

(c) The Executive agrees that the restrictions set forth in Section 8(a) and 8(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions.

9. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All fees and expenses of the arbitrators shall be paid by the Company. The arbitrators shall have the authority to award attorney’s fees and costs to the prevailing party.

10. KEY-PERSON INSURANCE. At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. The Executive shall have no interest in any such policy, but shall cooperate with the Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents, provided that no financial obligation is imposed upon the Executive by any such documents.

11. D&O INSURANCE; COMPANY INDEMNITY.

(a) The Company shall maintain directors’ and officers’ liability insurance for the benefit of the Executive in an amount no less than $5,000,000.

(b) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses to be incurred by her in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. The provisions of this Section 11 shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to her, and it shall be in addition to any rights of indemnification to which she may be entitled under any policy of insurance.

12. SUCCESSORS

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13. MISCELLANEOUS

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Pamela A. Fredette

enherent, Corp.

192 Lexington Avenue

New York, New York 10016

If to the Company:

enherent, Corp.

192 Lexington Avenue

New York, New York 10016

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this subsection (b). Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(h) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which have effect after the termination of the Executive’s employment or the termination of this Agreement shall survive the expiration of the Term.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of [date].

Enherent Corp.

By:
Name:
Title:

EXECUTIVE

Pamela A. Fredette